Exhibit 10.15

AMENDMENT NO. 1
to
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is dated as of December 31, 2008, by and between Farmer Bros. Co., a Delaware corporation (the “Company”), and Drew H. Webb (“Webb”).

WHEREAS, Webb is currently employed by the Company pursuant to that certain Employment Agreement, dated as of March 3, 2008 (the “Agreement”); and

WHEREAS, the Company and Webb desire to amend the Agreement, as provided herein, to incorporate certain changes deemed advisable in light of Section 409A of the U.S. Internal Revenue Code.

NOW, THEREFORE, the parties agree as follows:

1.             The last paragraph of Section 7B of the Agreement is hereby amended and restated to read in its entirety as follows:

“ “Good Reason” shall consist only of (i) the Company’s material breach of this Agreement, (ii) a material reduction in Webb’s responsibilities, duties or authority, or (iii) a material relocation of Webb’s principal place of employment more than fifty (50) miles from its present location; provided, however, that any such condition shall not constitute “Good Reason” unless both (x) Webb provides written notice to the Company describing the condition claimed to constitute Good Reason in reasonable detail within ninety (90) days of the initial existence of such condition, and (y) the Company fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of Webb’s employment with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than one (1) year following the initial existence of the condition claimed to constitute “Good Reason.” ”

2.             Section 8B of the Agreement is hereby amended and restated to read in its entirety as follows:

“B.          If termination occurs at the election of the Company without Cause or by Webb’s resignation with Good Reason:  Webb will receive as severance (i) an amount equal to his base salary at the rate in effect on the date of termination for a period of one (1) year, (ii) partially Company-paid COBRA coverage under the Company’s health care plan for himself and his spouse for one (1) year after the effective termination date (the Company will pay the same percentage of the coverage cost that it would have paid had Webb’s employment not terminated) and (iii) an amount equal to one hundred percent (100%) of Webb’s Target Award for the fiscal year in which the date of termination occurs (or, if no Target Award has been assigned to Webb as of the date of termination, the average bonus paid by the Company to Webb for the last three (3) completed fiscal years or for the number of completed fiscal years that Webb has been in the employ of the Company if fewer than three, prior to the termination date), such amount to be prorated for the partial fiscal year in which the termination occurs.  Webb is not obligated to seek other employment as a condition to receipt of the payments called for by this Section 8B, and Webb’s earnings, income or profits from other employment or business activities after termination of his employment shall not reduce the Company’s payment obligations under this Section 8B.  Subject to Section 8C and Section 12K(ii), the amount referred to in clause (i) above shall be paid in installments in accordance with the Company’s standard payroll practices commencing in the month following the month in which Webb’s Separation from Service occurs, and the amount referred to in clause (iii) above shall be paid in a lump sum within thirty (30) days after the end of the Company’s fiscal year in which Webb’s Separation from Service occurs.  As used herein, a “Separation from Service” occurs when Webb dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.”

3.             Section 8C of the Agreement is hereby amended and restated to read in its entirety as follows:

“C.          As a condition to receiving the severance payments under Section 8B above, Webb must execute and deliver to the Company within twenty-one (21) days following the termination of his employment (or such longer period as may be required under applicable law) a general release of claims against the Company other than claims to the payments called for by this Agreement, such release to be in form and content substantially as attached hereto as Exhibit A, and said release shall have become effective under applicable laws, including the Age Discrimination in Employment Act of 1967, as amended.”

4.             A new Section 12K is hereby added to the Agreement to read in its entirety as follows:

“K           Section 409A.

(i)                                     It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject Webb to payment of any additional tax, penalty or interest imposed under Code Section 409A.  The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Webb.

(ii)                                  Notwithstanding any provision of this Agreement to the contrary, if Webb is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Webb’s Separation from Service, Webb shall not be entitled to any payment or benefit pursuant to

Section 8B until the earlier of (i) the date which is six (6) months after Webb’s Separation from Service for any reason other than death, or (ii) the date of Webb’s death.  Any amounts otherwise payable to Webb upon or in the six (6) month period following Webb’s Separation from Service that are not so paid by reason of this Section 12K(ii) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Webb’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Webb’s death).  The provisions of this Section 12K(ii) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.

(iii)                               To the extent that any benefits pursuant to Section 8B(ii) or reimbursements pursuant to Section 6 or Section 12J are taxable to Webb, any reimbursement payment due to Webb pursuant to any such provision shall be paid to Webb on or before the last day of Webb’s taxable year following the taxable year in which the related expense was incurred.  The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Webb receives in one taxable year shall not affect the amount of such benefits or reimbursements that Webb receives in any other taxable year.”

5.             Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its original terms.

6.             Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement.

7.             This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on the day and year first above written.

FARMER BROS. CO.

By:	/s/ Roger M. Laverty III
Roger M. Laverty III
Chief Executive Officer

WEBB

/s/ Drew H. Webb
Drew H. Webb